EXHIBIT 99.1
                                                                      [LOGO]

                                                            INVESTOR CONTACT:
                                                                    Tim Iris
                                                       Phone: (631) 847-3169
                                                           tiris@gensemi.com

                                                              MEDIA CONTACTS:
                                      George Sard/David Reno/Jonas Leddington
                                                      Citigate Sard Verbinnen
                                                        Phone: (212) 687-8080

FOR IMMEDIATE RELEASE


                   GENERAL SEMICONDUCTOR ANNOUNCES DETAILS OF

                               RESTRUCTURING PLAN

                 EXPECTS ANNUALIZED COST SAVINGS OF $25 MILLION;
                         WILL TAKE THIRD QUARTER CHARGE

MELVILLE, NY - AUGUST 17, 2001 - GENERAL SEMICONDUCTOR, INC. (NYSE: SEM), a leading manufacturer of power management devices, today announced details of the restructuring plan outlined in its July 19 press release.

The Company expects total annualized cost savings of approximately $25 million and expects to take pre-tax charges in the third quarter of up to $60 million, including severance, non-cash asset impairment, exit costs and other expenses.

In response to the weak economic environment and unprecedented declines in end-market demand, the Company has decided to close its facility in Macroom, Ireland, which manufactures transient voltage suppression (TVS) diodes and rectifiers. General Semiconductor will transfer the majority of these product lines to its Taiwan and China facilities, while outsourcing production of certain other products to subcontractors. The Macroom facility employs 670 people, or 13% of the Company's workforce. The Company expects a phased exit from the facility by the year-end.

In addition, General Semiconductor has instituted cost reduction programs at all of its facilities and offices worldwide. The Company will outsource certain mature product lines to subcontractors and make additional headcount reductions totaling approximately 3% of General Semiconductor's workforce. Furlough programs have been implemented at both factory and office locations worldwide. The programs announced today

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combined with actions taken in the first half of the year are expected to reduce the Company's workforce by approximately 23% from the 5,700 employed at December 31, 2000.

Ronald A. Ostertag, Chairman and Chief Executive, said, "This has been a very difficult decision for the Corporation and I am personally disappointed that our business in Macroom will be closed after 20 years. Today's actions will make us a stronger, more profitable company by aligning cost structure with demand, ensuring the long-term viability of the product lines currently manufactured at our Macroom facility and creating a more efficient order through delivery process. Furthermore, we will retain our ability to meet anticipated demand when a market upturn occurs.

"The semiconductor market's unprecedented downturn made the steps taken today a necessary business decision. Nevertheless, these choices are difficult for everyone involved, and all of us at General Semiconductor want to thank all our employees from Macroom and around the world for their contributions and talented service over the years."

Ostertag concluded, "These changes, which were already under consideration prior to our announced merger agreement with Vishay Intertechnology, will hasten our eventual integration with Vishay and better position the combined company for future growth."

On August 1, General Semiconductor and Vishay Intertechnology announced a definitive merger agreement under which Vishay will acquire General Semiconductor in a tax-free, all-stock transaction. Under the terms of the agreement, shareholders of General Semiconductor will receive 0.563 shares of Vishay for each General Semiconductor share.

ABOUT GENERAL SEMICONDUCTOR

General Semiconductor, Inc. is a leader in the design, manufacture and distribution of semiconductors serving the power management market. The Company provides customers with a broad array of products including rectifiers, transient voltage suppressors, small-signal transistors, diodes, MOSFETs and Analog ICs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key market segments for its products include automotive, computer, consumer and telecommunications.

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.